                                                                     EXHIBIT 3.2




                   RESTATED AGREEMENT OF LIMITED PARTNERSHIP


                                       OF


                              ORBCOMM GLOBAL, L.P.

                   RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              ORBCOMM GLOBAL, L.P.

                               Table of Contents

                                                                                                           Page
                                                                                                           ----
SECTION 1  THE LIMITED PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.1.    Formation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
          ---------
  1.2.    Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          ----
  1.3.    Nature of the Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          ----------------------
  1.4.    Principal Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          ----------------
  1.5.    Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          -----------
  1.6.    Delaware Office; Agent for Service of Process   . . . . . . . . . . . . . . . . . . . . . . . . .  2
          ---------------------------------------------

SECTION 2  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  2.1.    Adjusted Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          -----------------
  2.2.    Affiliate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          ---------
  2.3.    Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          ---------
  2.4.    Capital Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          ---------------
  2.5.    Capital Preference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          ------------------
  2.6.    Carrying Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          --------------
  2.7.    Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          -----------
  2.10.   Contribution Obligation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          -----------------------
  2.11.   Defaulting Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          ------------------
  2.12.   Delaware Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          ------------
  2.13.   Event of Withdrawal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          -------------------
  2.14.   General Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          ---------------
  2.15.   Indemnified Party   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          -----------------
  2.16.   Limited Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          ---------------
  2.17.   Majority in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          --------------------
  2.18.   Master Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          ----------------
  2.18.   Monthly Cash Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          -------------------------
  2.20.   Net Income and Net Loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          -----------------------
  2.21.   Net Value   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          ---------
  2.22.   Non-Defaulting Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          ----------------------
  2.24.   Original Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          ------------------
  2.25.   Participation Percentage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          ------------------------
  2.26.   Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
          --------
  2.27.   Partnership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
          -----------
  2.28.   Partnership Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
          --------------------
  2.29.   Partnership Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
          ----------------

  2.30.   Recapture Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          ----------------
  2.31.   Restatement Date.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          ----------------
  2.32.   Section   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          -------
  2.33.   Super-Majority in Interest.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          --------------------------
  2.34.   Tax Matters Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          -------------------
  2.36.   Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          --------
  2.37.   Unrealized Gain   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          ---------------
  2.38.   Unrealized Loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          ---------------
  2.39.   Unrecouped Capital Preference   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          -----------------------------

SECTION 3  PARTNERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . .   6
  3.1.    Partnership Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          ---------------------
  3.2.    Capital Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          ---------------------
  3.3.    Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          --------
  3.4.    Withdrawal of Capital Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          -----------------------------------
  3.5.    Contribution Schedule   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          ---------------------
  3.6.    Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          -----
  3.7     Additional Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION 4  DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  4.1.    Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          -------------
  4.2.    Minimum Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          --------------------
  4.3.    Nature of Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          -----------------------
  4.4.    Tax Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          ------------

SECTION 5  PARTNERS' ACCOUNTS; ALLOCATION OF PARTNERSHIP INCOME AND EXPENSES  . . . . . . . . . . . . . . .  10
  5.1.    Maintenance of Capital Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          -------------------------------
  5.2.    Allocations of Net Income and Net Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          --------------------------------------

SECTION 6 MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  6.1.    Authority of General Partners   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          -----------------------------
  6.2.    Super-Majority Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          -----------------------
  6.3.    Enforcement of Definitive Agreements; Voting Interests in ORBCOMM Entities  . . . . . . . . . . .  18
          --------------------------------------------------------------------------
  6.4.    Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          --------
  6.5.    Representation at Meetings; Reimbursement   . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
          -----------------------------------------
  6.6.    Designation of Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          -----------------------
  6.7.    Removal of Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          -------------------
  6.8.    Certain Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          ------------------
  6.9.    The System Charge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          -----------------
  6.10.   [RESERVED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 7  AGREEMENTS AND AUTHORITY OF THE PARTNERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  7.1.    Rights and Duties of Limited Partners   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          -------------------------------------
  7.2.    Restrictions on General Partners' Authority; Loss Sharing   . . . . . . . . . . . . . . . . . . .  20
          ---------------------------------------------------------
  7.3.    Exculpation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          -----------
  7.4.    Other Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          ----------------

SECTION 8  ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  8.1.    Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          -----
  8.2.    Partners' Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          ------------------
  8.3.    Certificates, Reports, Returns and Audits   . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          -----------------------------------------
  8.4.    Auditors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          --------
  8.5.    Review Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          ---------------

SECTION 9  TRANSFERS OF PARTNERSHIP INTERESTS; WITHDRAWALS  . . . . . . . . . . . . . . . . . . . . . . . .  24
  9.1.    Transfer of Partnership Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          ---------------------------------
  9.2.    Prohibited Transfers Void   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          -------------------------
  9.3.    Withdrawal of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          ----------------------

SECTION 10  DISSOLUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  10.1.   Events of Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          ---------------------
  10.2.   Final Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          ----------------
  10.3.   Liquidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          -----------
  10.4.   Distribution in Kind  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          --------------------
  10.5.   Cancellation of Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          ---------------------------

SECTION 11  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  11.1.   Method of Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          -----------------
  11.2.   Routine Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          ----------------------
  11.3.   Computation of Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          -------------------

SECTION 12  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  12.1.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          ----------------
  12.2.   Amendment; Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          -----------------
  12.3.   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          -------------
  12.4.   Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          --------------
  12.5.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          ------------
  12.6.   Separability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          ------------
  12.7.   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          --------
  12.8.   Gender and Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          -----------------
  12.9.   Waiver of Partition and Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          -----------------------------------
  12.10.  Coordination with Master Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          ----------------------------------
  12.11.  Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          ------------------

                   RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              ORBCOMM GLOBAL, L.P.


         THIS RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") of ORBCOMM GLOBAL, L.P. (the "Partnership") is made and entered into as of September 12, 1995 by and between ORBITAL COMMUNICATIONS CORPORATION, a Delaware corporation ("ORBCOMM"), and TELEGLOBE MOBILE PARTNERS, a Delaware general partnership ("Teleglobe Mobile"), as general partners (the "General Partners"), and ORBCOMM and Teleglobe Mobile as limited partners (the "Limited Partners"). The General Partners and the Limited Partners are collectively referred to herein as the "Partners." This Agreement restates the Amended and Restated Agreement of Limited Partnership of ORBCOMM Development Partners, L.P. attached as Exhibit D to the Master Agreement (as defined below), as amended by Amendment No. 1 to Master Agreement dated as of April 1, 1994; Amendment No. 2 to Master Agreement dated as of October 1, 1994; and Amendment No. 3 to Master Agreement dated as of September 12, 1995.

         WHEREAS, the Partnership was organized, in accordance with the provisions of the Delaware Act (as hereinafter defined), by the filing by the General Partners of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware (the "Certificate") pursuant to Section 17-201 of the Delaware Act;

         WHEREAS, upon the filing of the Certificate, the Partners entered into an Agreement of Limited Partnership dated as of June 30, 1993 (the "Original Agreement") and the Partnership entered into agreements with ORBCOMM, Orbital Sciences Corporation, a Delaware corporation ("Orbital"), and Teleglobe Inc., a Canadian corporation ("Teleglobe"), for the development, construction, operation and marketing of the ORBCOMM System (as hereinafter defined); and

         WHEREAS, the Partners wish to revise the Original Agreement in its entirety and enter into this Agreement setting forth their agreements with respect to the conduct of the business of the Partnership and each of their rights and obligations as Partners.

         NOW THEREFORE, the Partners, in consideration of the foregoing premises, the agreements and covenants contained herein and other good and valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:


                                   SECTION 1

                            THE LIMITED PARTNERSHIP

         1.1. Formation. The Partnership was formed and is being continued as a limited partnership pursuant to the Delaware Act.

         1.2. Name. The name of the Partnership shall be ORBCOMM Global, L.P., but the business of the Partnership may be conducted under any other name agreed to by the General Partners and, in such event, the General Partners shall notify the Partners of such name change promptly thereafter.

         1.3. Nature of the Business. The business of the Partnership shall be to engage in the development, construction, operation and marketing of a global digital satellite communications system of low-Earth orbit satellites intended to provide two-way data and message communications and position determination services throughout the world (the "ORBCOMM System"), to contract with the General Partners and other Persons for the development, construction and operation of the spacecraft, the launch vehicles, the master network control center, satellite control center, United States gateway Earth stations and any other components of the ORBCOMM System, to market or arrange for the marketing of the services of the ORBCOMM System, to engage in research and development in connection therewith and to do all things necessary, appropriate or advisable in connection with each of the foregoing.

         1.4. Principal Office. The location of the principal office of the Partnership shall be 21700 Atlantic Boulevard, Dulles, Virginia 20166 or at such other location as may be selected from time to time by the General Partners. If the General Partners change the location of the principal office of the Partnership, the Partners shall be notified promptly thereafter. The Partnership may maintain such other office(s) at such other place(s) as the General Partners deem advisable.

         1.5. Fiscal Year. The fiscal year of the Partnership, and the taxable year of the Partnership for United States Federal income tax purposes, shall be the calendar year (the "Partnership Year").

         1.6. Delaware Office; Agent for Service of Process. The name of the registered agent for service of process on the Partnership is Corporation Service Company, 1013 Center Road, Wilmington, Delaware. The address of the Partnership's registered office in the State of Delaware shall be the address of its registered agent.


                                   SECTION 2

                                  DEFINITIONS

         Except as otherwise defined herein, all terms used herein have the meanings specified in the Master Agreement (as hereinafter defined). The following defined terms used in this Agreement shall have the respective meanings specified below.

         2.1. Adjusted Property. "Adjusted Property" means property the Carrying Value of which has been adjusted pursuant to Section 5.1(d).

         2.2. Affiliate. "Affiliate" means, with respect to any Person, any Person directly or indirectly controlled by, or under common control with, such Person.

         2.3. Agreement. "Agreement" shall have the meaning ascribed to such term in the recitals hereto.

         2.4. Capital Account. The "Capital Account" of a Partner means the account maintained for such Partner in accordance with the provisions of
Section 5.1.

         2.5. Capital Preference. The "Capital Preference" of a Partner shall be the portion of such Partner's Partnership Interest described as such in
Section 3.1.

         2.6. Carrying Value. "Carrying Value" means (a) with respect to Contributed Property, the fair market value of such property at the time of its contribution to the Partnership reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the Partners' Capital Accounts pursuant to Section 5 with respect to such property, and (b) with respect to any other property, the adjusted basis of such property for United States Federal income tax purposes, as of the time of determination, subject to those adjustments specified in the following sentence. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.1(c), 5.1(d), 5.1(e) and 5.1(f) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions, acquisitions or improvements of Partnership property, as deemed appropriate by the General Partners, and in a manner consistent with United States Federal income tax principles.

         2.7. Certificate. "Certificate" shall have the meaning ascribed to such term in the recitals hereto.

         2.8. Contribution Obligation. The "Contribution Obligation" of a Partner means the obligation of such Partner to make any capital contribution under Section 3.2 or the Master Agreement to the extent that such obligation remains unpaid.

         2.9. Defaulting Partner. "Defaulting Partner" shall have the meaning ascribed to such term in Section 3.3.

         2.10. Delaware Act. "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Ann. tit. 6, Section Section 17-101, et. seq., as it may be amended from time to time, and any successor thereto.

         2.11. Event of Withdrawal. "Event of Withdrawal" shall have the meaning ascribed to such term in Section 10.1(b).

         2.12. General Partner. "General Partner" shall have the meaning ascribed to such term in the recitals hereto.

         2.13. Indemnified Party. "Indemnified Party" shall have the meaning ascribed to such term in Section 7.3.

         2.14. Limited Partner. "Limited Partner" shall have the meaning ascribed to such term in the recitals hereto.

         2.15. Majority in Interest. "Majority in Interest" of the General Partners means a General Partner or General Partners having Participation Percentages aggregating at least a majority of the Participation Percentages held by all General Partners.

         2.16. Master Agreement. "Master Agreement" means the agreement between Orbital, ORBCOMM, Teleglobe Mobile, and Teleglobe, dated as of June 30, 1993 and titled the "Master Agreement" as amended and restated from time to time.

         2.17. Monthly Cash Requirements. "Monthly Cash Requirements" for any month means the total cash amounts that the Partnership anticipates it will be obligated to pay for the next succeeding month, net of any anticipated cash receipts of the Partnership for such succeeding month.

         2.18. Net Income and Net Loss. "Net Income" or "Net Loss" means an amount equal to the Partnership's taxable income or taxable loss for a relevant period, adjusted as provided herein. Net Income and Net Loss shall be determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), and adjusted as provided in Sections 5.1(b) through (e), and further adjusted to reflect any adjustments resulting from amended returns, claims for refund and tax audits.

         2.19. Net Value. "Net Value" means, in the case of a contribution of assets, the fair market value of assets contributed to the Partnership reduced by the outstanding balance of any indebtedness either assumed by the Partnership upon such contribution or to which such assets are subject when contributed and, in the case of a distribution of assets, the fair market value of assets distributed by the Partnership reduced by the outstanding balance of any Partnership indebtedness assumed by the Partner receiving such distribution or any indebtedness to which such distributed property is subject, as such fair market value is determined (subject to Section 5.1(f)) by the General Partners using such reasonable methods of valuation as they in their sole discretion deem appropriate.

         2.20. Non-Defaulting Partner. "Non-Defaulting Partner" shall have the meaning ascribed to such term in Section 3.3.

         2.21. Original Agreement. "Original Agreement" shall have the meaning ascribed to such term in the recitals hereto.

         2.22. Participation Percentage. The "Participation Percentage" of a Partner shall be the portion of such Partner's Partnership Interest described as such in Section 3.1.

         2.23. Partners. "Partners" shall have the meaning ascribed to such term in the recitals hereto.

         2.24. Partnership. "Partnership" shall have the meaning ascribed to such term in the recitals hereto.

         2.25. Partnership Interest. The "Partnership Interest" of a Partner shall be the total interest of such Partner in the Partnership.

         2.26. Partnership Year. "Partnership Year" shall have the meaning ascribed to such term in Section 1.5.

         2.27. Recapture Income. "Recapture Income" means any gain recognized by the Partnership (but computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership that does not constitute capital gain for United States Federal income tax purposes because such gain represents the recapture of deductions or reductions in basis for tax credits previously taken with respect to such property or assets.

         2.28.  Restatement Date.  "Restatement Date" means September 12, 1995.

         2.29. Section. Except as otherwise provided herein, "Section" means a section of this Agreement.

         2.30. Super-Majority in Interest. "Super-Majority in Interest" of the General Partners means a General Partner or General Partners having Participation Percentages aggregating more than eighty-six per cent (86%) of the Participation Percentages held by all General Partners.

         2.31. Tax Matters Partner. "Tax Matters Partner" shall have the meaning ascribed to such term in Section 6231(a)(7) of the Code.

         2.32. Transfer. "Transfer" means an assignment, sale, exchange, gift, pledge, contribution, distribution, disposal, or other transfer.

         2.33. Unrealized Gain. "Unrealized Gain" as of any date of determination means the excess, if any, of the fair market value of property (as determined under Sections 5.1(d) or (e) as of such date of determination) over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Sections 5.1(d) or (e) as of such date).

         2.34. Unrealized Loss. "Unrealized Loss" as of any date of determination means the excess, if any, of the Carrying Value of property as of such date of determination (prior to any adjustment to be made pursuant to Sections 5.1(d) or (e) as of such date) over the fair market value of such property (as determined under Sections 5.1(d) or (e) as of such date of determination).

         2.35. Unrecouped Capital Preference. "Unrecouped Capital Preference" means the amount, if any, by which a Partner's Capital Preference exceeds cumulative distributions by the Partnership to such Partner pursuant to Section 4 since the inception of the Partnership (but excluding deemed distributions pursuant to Section 5.1(c)).


                                   SECTION 3

                PARTNERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

         3.1. Partnership Interests. The Partnership Interests shall be expressed in terms of the Partners' Participation Percentages and Capital Preferences. The Participation Percentage of each Partner shall initially be fifty per cent (50%), subject to any adjustments pursuant to Section 3.7. The Capital Preference of each Partner as of any date shall be equal to the sum of the amounts actually contributed by such Partner to the Partnership in cash or immediately available funds since the inception of the Partnership through such date (including any amount contributed in exchange for Participation Percentages), plus the amount of any Unrecouped Capital Preference in ORBCOMM USA or ORBCOMM International contributed by such Partner pursuant to Section 3.2(a)(iii). The Capital Preferences of the Partners shall be determined without regard to the contributions of Partnership Percentages in ORBCOMM USA and ORBCOMM International required by Section 3.2(a)(i) or 3.2(a)(ii). The Partners shall be required to make the capital contributions set forth in
Section 3.2 and shall be entitled to receive the distributions set forth in Sections 4 and 10.

         3.2.  Capital Contributions.

                    (a) On the Restatement Date, (i) Teleglobe Mobile shall contribute to the Partnership its entire Participation Percentage in ORBCOMM USA and its entire Participation Percentage in ORBCOMM International in excess of two per cent (2%) of the total Participation Percentages in ORBCOMM International, (ii) ORBCOMM shall contribute to the Partnership its entire Participation Percentage in ORBCOMM International and its entire Participation Percentage in ORBCOMM USA in excess of two per cent (2%) of the total Participation Percentages in ORBCOMM USA, and (iii) each Partner shall contribute to the Partnership its entire Capital Preferences and Unrecouped Capital Preferences, if any, in ORBCOMM USA and ORBCOMM International. For purposes of this Section 3.2(a), the "Participation Percentage," "Capital Preference" and "Unrecouped Capital Preference" of each Partner in ORBCOMM USA or ORBCOMM International shall be determined by reference to the respective partnership agreements of ORBCOMM USA and ORBCOMM International.

                    (b) In accordance with the contribution schedule set forth in Section 3.5, and in addition to the capital contributions previously made pursuant to the Original

         Agreement or required to be made under Section 3.2(a), ORBCOMM hereby agrees to contribute in cash or in immediately available funds eighteen million three hundred twenty-five thousand one hundred forty-one dollars ($18,325,141) and (ii) Teleglobe Mobile hereby agrees to contribute in cash or in immediately available funds seventy-four million five hundred twenty-five thousand dollars ($74,525,000).

         3.3. Defaults. If any Partner (a "Defaulting Partner") fails to fulfill a Contribution Obligation and fails to cure such failure within thirty
(30) days after receiving notice from any General Partner of such failure, then the other Partners (the "Non-Defaulting Partners") shall have any and all remedies they may have at law or in equity including without limitation to the extent permitted by applicable law, (a) if the Defaulting Partner is a General Partner, depriving the Defaulting Partner of its right to participate in the management of the Partnership pursuant to Section 6, (b) seeking enforcement of the Defaulting Partner's Contribution Obligation by appropriate legal proceedings, (c) notwithstanding Section 6.2(e), making a loan to the Partnership in an amount equal to the portion of the Defaulting Partner's Contribution Obligation that is in default, which loan shall (i) bear interest at the rate of the lesser of (x) the prime rate of Morgan Guaranty Trust Company of New York as announced in the Wall Street Journal plus five per cent (5%) or (y) the maximum rate permitted by law, (ii) be payable on the demand of the Partner making the loan, prior to any distributions pursuant to Sections 4 or 10, and (iii) be without recourse to any Partner or (d) notwithstanding
Section 9, selling or assigning such Defaulting Partner's Partnership Interest in the Partnership, in which event the proceeds of the sale or assignment shall first be applied to the payment of the expenses of the sale or assignment, next to the payment of the Contribution Obligation and the balance, if any, shall be remitted to the Defaulting Partner. In addition to the foregoing, in the event ORBCOMM fails to fulfill a Capital Obligation and fails to cure such failure within thirty (30) days after receiving notice from Teleglobe Mobile or any other General Partner, Orbital shall not be entitled to receive any portion of the incentive fees remaining to be paid pursuant to Article 14 of the Procurement Contract.

         3.4. Withdrawal of Capital Contributions. No Partner shall have the right to withdraw or reduce any part of its capital contributions except as provided in this Agreement.

         3.5. Contribution Schedule. The Partners agree to contribute to the Partnership the amounts required to be contributed by them under Section 3.2(b) in cash or in immediately available funds in accordance with the following schedule:

                    (a) On the Restatement Date, Teleglobe Mobile shall contribute to the Partnership an amount equal to twenty million dollars ($20,000,000);

                    (b) Thereafter, the contributions required to be made pursuant to Section 3.2(b) shall be made as follows: each month ORBCOMM shall contribute an amount equal to fifty percent of the Monthly Cash Requirements for such month, and Teleglobe Mobile shall contribute an amount equal to the balance of the Monthly Cash Requirements for such month, until such time as the sum of ORBCOMM's and Teleglobe

         Mobile's contributions in cash or in immediately available funds made pursuant to this Section 3.5(b) equals twenty million dollars ($20,000,000);

                    (c) Thereafter, the contributions required to be made pursuant to Section 3.2(b) shall be made as follows: each month ORBCOMM shall contribute an amount equal to the product of (i) eight million three hundred twenty-five thousand one hundred forty-one dollars ($8,325,141) divided by fifty-two million eight hundred fifty thousand one hundred forty-one dollars ($52,850,141) and (ii) the Monthly Cash Requirements for such month, and Teleglobe Mobile shall contribute an amount equal to the balance of the Monthly Cash Requirements for such month, until such time as the sum of ORBCOMM's and Teleglobe Mobile's contributions in cash or in immediately available funds made pursuant to this Section 3.5 equals the amount required to be contributed by each Partner pursuant to Section 3.2(b).

         3.6. Loans. (a) Optional Loans. Any General Partner shall have the right to make a loan of cash to the Partnership at any time on such terms as such General Partner may determine; provided, however, that in no event shall any such optional loan be secured by Partnership assets, bear interest or original issue discount, be with recourse to any Partner or replace any Partner's obligations to make capital contributions pursuant to this Section 3.

         (b) Stock Option Plan Loans. To the extent the Partnership has agreed to reimburse ORBCOMM for the costs paid by ORBCOMM pursuant to Section
6.06 of the Orbital Communications Corporation 1992 Stock Option Plan (including the payment by ORBCOMM of withholding taxes with respect to the exercise of stock options) in purchasing stock acquired by employees or former employees of the Partnership, ORBCOMM USA or ORBCOMM International (the "Stock Option Plan Costs"), ORBCOMM agrees to provide to the Partnership a loan in the amount of the Stock Option Plan Costs paid prior to January 1, 2001 (but only to the extent that such Stock Option Costs have been paid with respect to options granted prior to the Restatement Date). Such loan shall bear interest at the rate of eight per cent (8%) per annum and the principal and interest of such loan shall be repaid in whole or in part at such time as there is Partnership cash on hand available for distribution to the Partners, with the balance being repaid in three equal annual installments commencing on January 1, 2001 and ending on January 1, 2003.

         3.7. Additional Capital Contributions. If the Partnership shall require additional capital contributions in excess of one hundred fifty-nine million eight hundred thousand dollars ($159,800,000), each Partner shall have the opportunity to contribute in cash or immediately available funds an amount equal to such excess multiplied by such Partner's Participation Percentage. Any such contribution shall increase the contributing Partner's Capital Preference in accordance with Section 3.1. If either Partner declines to make a contribution pursuant to the preceding sentence, then:

                        (a) The other Partner shall be entitled to contribute the amount so declined (in addition to any amount such Partner is entitled to contribute pursuant to the preceding sentence), and

                    (b) The Partners' Participation Percentages shall be adjusted as follows:

                             (i) ORBCOMM's Participation Percentage shall be adjusted so as to equal the percentage equal to the quotient of (x) ORBCOMM's Capital Preference plus nine million two hundred fifty thousand dollars ($9,250,000), divided by (y) the aggregate Capital Preferences of the Partners, both calculated after taking into account any additional capital contributions pursuant to this Section
                    3.7 plus nine million two hundred fifty thousand dollars ($9,250,000); and

                             (ii)     Teleglobe Mobile's Participation
                    Percentage shall be adjusted so as to equal one hundred per cent (so adjusted) (100%) minus ORBCOMM's Participation Percentage (so adjusted).


                                   SECTION 4

                                 DISTRIBUTIONS

         4.1. Distributions. Subject to Sections 4.2 and 10.3, the amount and timing of distributions by the Partnership shall be determined in the discretion of the General Partners. Subject to Sections 4.4 and 10.3, all distributions (including those made pursuant to Section 4.2) shall be made in the following order of priority:

                    (a) First, to the Partners in proportion to their Unrecouped Capital Preferences, until each Partner shall have received cumulative distributions since the inception of the Partnership equal to such Partner's Capital Preference; and

                    (b) Thereafter, to the Partners in proportion to their Participation Percentages.

For purposes of this Section 4.1, the Capital Preferences, Unrecouped Capital Preferences and Participation Percentages of the Partners shall be determined as of the date of distribution.

         4.2. Minimum Distribution. The Partnership shall, not later than the end of the first quarter of each Partnership Year, make a distribution in the proportions set forth in Section 4.1 in an amount sufficient to ensure that each Partner shall have received at least an amount equal to the product of (a) forty per cent (40%) multiplied by (b) the lesser of (i) such Partner's distributive share of the Partnership's taxable income (if any) for the preceding Partnership Year as determined based on the United States Federal income tax return of the Partnership for such year, or (ii) the excess, if any, of cumulative Net Income over cumulative Net Loss allocated to such Partner since the inception of the Partnership. Notwithstanding the preceding sentence, except with the approval of the General Partners no distribution shall be made to a Partner if immediately prior to such distribution there is a zero or negative balance in any Partner's Capital Account.

         4.3. Nature of Distributions. Distributions may be made in cash or property, or both, in the discretion of the General Partners.

         4.4. Tax Payments. If the Partnership withholds or pays any tax (including any addition to tax, penalty, or interest (other than an addition to tax, penalty, or interest attributable solely to an act or omission of the Tax Matters Partner)) in respect of any Partner's distributive share of Partnership income or distributions to any Partner, such payment or withholding shall be treated as a distribution pursuant to Section 4.1 to such Partner.


                                   SECTION 5

                       PARTNERS' ACCOUNTS; ALLOCATION OF
                        PARTNERSHIP INCOME AND EXPENSES

         5.1.  Maintenance of Capital Accounts.

                    (a) General Rule. The Partnership shall maintain for each Partner a separate Capital Account in accordance with Section 704 of the Code and the regulations thereunder ("Capital Account"). If a Partner is both a Limited Partner and a General Partner, a single Capital Account shall be maintained for such Partner. Each Partner's Capital Account shall be increased by (i) the cash amount or Net Value of all capital contributions made by such Partner to the Partnership and (ii) all items of Net Income allocated to such Partner and decreased by (A) the cash amount or Net Value of all actual and deemed distributions of cash or property made to such Partner and (B) all items of Net Loss allocated to such Partner.

                    (b) Computation of Items of Income, Gain, Loss or Deduction. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for United States Federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

                             (i)  In accordance with the requirements of
                    Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(d), any deductions for depreciation, cost recovery or amortization attributable to Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership was equal to the fair market value of such property. Upon an adjustment pursuant to Section 5.1(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.

                             (ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                             (iii) The computation of all items of income, gain, loss and deduction shall be made, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for United States Federal income tax purposes. For this purpose, amounts paid or incurred to organize the Partnership or to promote the sale of interests in the Partnership that are neither deductible nor amortizable under Section 709 of the Code, and deductions for any losses incurred in connection with the sale or exchange of Partnership assets disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code, shall be treated as expenditures described in Section 705(a)(2)(B) of the Code.

                    (c) Transferees. Generally, a transferee of a Partner's Partnership Interest will succeed to the Capital Account relating to the interest transferred. However, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of a Partnership Interest) and deemed recontributed by such Partners in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 5.1(e) (and such adjusted Carrying Values shall constitute the Net Values of such properties upon this deemed contribution to the reconstituted Partnership). The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Section 5.1.

                    (d) Adjustments to Carrying Values. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), in connection with either (i) the contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner in consideration for an interest in the Partnership or (ii) a distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership, the Capital Accounts of all Partners and the Carrying Values of all Partnership properties may at the sole discretion of the General Partners be adjusted (consistent with the provisions hereof) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property at such time and had been allocated to the Partners pursuant to Section 5.2. For purposes of determining such Unrealized Gain or Unrealized Loss, the fair market value of Partnership assets shall be determined by the General Partners using such reasonable methods of valuation as they in their sole discretion deem appropriate.

                    (e) Effect of Distributions in Kind on Capital Accounts. In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), immediately prior to the actual or deemed distribution of any Partnership property in kind, the Capital Accounts of all Partners and the Carrying Value of each such Partnership property shall be adjusted (consistent with the provisions hereof) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property immediately prior to such distribution and had been allocated to the Partners, at such time, pursuant to Section 5.2. For purposes of determining such Unrealized Gain or Unrealized Loss, the fair market values of relevant Partnership properties shall be determined by the General Partners pursuant to Section 6.4 using such reasonable methods of valuation as they in their sole discretion deem appropriate.

                    (f) Restatement Date Carrying Values and Capital Accounts. The Partners agree that as of the Restatement Date, for purposes of determining Net Values, Carrying Values, and Capital Accounts, the fair market value of each interest in ORBCOMM USA and ORBCOMM International contributed by a Partner to the Partnership pursuant to
         Section 3.2(a) shall be equal to the positive Capital Account balance (if any) in ORBCOMM USA or ORBCOMM International transferred to the Partnership in respect of such interest.

         5.2.  Allocations of Net Income and Net Loss.

                    (a) In General. Subject to Section 5.2(b), Net Income and Net Loss shall be allocated to the Capital Accounts as follows:

                             (i) Subject to Section 5.2(a)(iii), Net Income
                    shall be allocated to the Partners in proportion to their Participation Percentages.

                             (ii) Subject to Section 5.2(a)(iii), Net Loss shall be allocated to the Partners in proportion to their Participation Percentages.

                             (iii)  To the extent Net Loss allocated to a
                    Partner pursuant to Section 5.2(a)(ii) or this Section 5.2(a)(iii) would, but for this Section 5.2(a)(iii), cause or increase any deficit in the Capital Account maintained with respect to such Partner as of the end of such Partnership Year, such Net Loss shall be reallocated first to the other Partners in proportion to, and to the extent of, their positive Capital Account balances, and then to the General Partners in proportion to their Participation Percentages. If any Net Loss is or was reallocated pursuant to the preceding sentence (or its counterpart in the Original Agreement), Net Income shall thereafter be allocated so as to offset, to the extent possible, such reallocations of Net Loss.

                    (b) Special Provisions Governing Capital Account Allocations. To the extent inconsistent with the provisions of
         Section 5.2(a) the following special provisions shall govern allocations to Capital Accounts:

                             (i) If there is a net decrease in "partnership minimum gain" (within the meaning of Treasury Regulations
                    Section 1.704-2(b)(2)) during a taxable year, each Partner shall (subject to the exceptions set forth in Treasury Regulations Section 1.704-2(f)) be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to the portion of such Partner's share of the net decrease in partnership minimum gain. This Section 5.2(b)(i) is intended to be a "minimum gain chargeback" within meaning of Treasury Regulations Section 1.704-2(f), and is to be interpreted to comply with the requirements of such regulation.

                             (ii) If any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate a deficit in its Capital Account (after taking into account adjustments, distributions and allocations described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) in excess of its obligations to restore such deficit (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This
                    Section 5.2(b)(ii) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations
                    Section 1.704-1(b)(2)(ii)(d)(3) and is to be interpreted to comply with the requirements of such regulation.

                             (iii) The interest of the General Partners as general partners, including the interests of any additional or substituted general partner, taken together, in each material item of Partnership income, gain, loss, deduction or credit shall be equal to at least one percent (1%) of each such item at all times during the existence of the Partnership.

                             (iv)  In accordance with Treasury Regulations
                    Section 1.704-2,

                                     (A)  any items of partnership loss,
                             deduction or expenditure (including expenditures described in Section 705(a)(2)(B) of the Code) that are attributable to liabilities of the Partnership for which no Partner bears the economic risk of loss shall be allocated in the same manner as Net Losses hereunder, and

                                     (B)  any items of partnership loss,
                             deduction or expenditure (including expenditures described in Section 705(a)(2)(B) of the Code) that are attributable to nonrecourse debt of the Partnership for which one or more Partners bears the economic risk of loss shall be allocated to each Partner in proportion to the extent to which such Partner bears such economic risk of loss.

                             (v) Any special allocations of items of income or gain pursuant to Sections 5.2(b)(i), (ii), (iii) and (iv) shall be taken into account in computing subsequent allocations of items of income, gain, deduction or loss so that the net amounts of any items so allocated shall, to the extent possible and consistent with such Sections, be equal to the net amounts that would have been allocated to each Partner had the allocations made pursuant to such Sections not been made.

         (c)  Allocations for Tax Purposes.

                             (i)  For United States Federal income tax
                    purposes, except as otherwise provided in this Section 5.2(c), each item of income, gain, loss, and deduction of the Partnership shall be allocated among the Partners in the same proportions as items comprising Net Income or Net Loss, as the case may be, are allocated among the Partners. Credits shall be allocated as provided in Treasury Regulations Section 1.704-1(b)(4)(ii).

                             (ii) In the case of Contributed Property, items of income, gain, loss, depreciation, amortization and cost recovery shall be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code. In the case of Adjusted Property, items of income, gain, loss, depreciation and cost recovery deductions attributable thereto shall (A) first, be allocated among the Partners in a manner consistent with the principles of
                    Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocation thereof pursuant to Section 5.1(c) or 5.1(d), and (B) second, in the event such property was originally Contributed Property, be allocated among the Partners in a manner consistent with subsection
                    (ii) above.

                             (iii) To the extent permissible under applicable Treasury Regulations, the amount of any gain from a disposition allocated to (or recognized by) a Partner (or its successor in interest) for United States Federal income tax purposes pursuant to the above provisions shall be deemed to be Recapture Income to the extent such Partner has been allocated any deduction or credit directly or indirectly giving rise to the treatment of such gain as Recapture Income.

                             (iv) All items of income, gain, loss, deduction and credit recognized by the Partnership for United States Federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any adjustment made pursuant to Section 743 of the Code; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Section 743 of the Code, and any adjustments made pursuant to
                    Section 734 of the Code shall be allocated to the extent permitted under and in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

                    (d)  Other Rules Pertaining to Allocations.  Subject to
         Section 6.2(g), the Tax Matters Partner may adopt and employ such methods and procedures for (i) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (ii) the provision of tax information and reports to Partners, (iii) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (iv) the allocation of asset values and tax basis, and (v) conventions for the determination of cost recovery, depreciation and amortization deductions and the maintenance of inventories, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement, and to comply with United States Federal and state tax laws. To the fullest extent permitted by law, the Tax Matters Partner shall be indemnified and held harmless by the Partnership for any expenses, penalties or other liabilities arising as a result of decisions made in good faith on any of the matters referred to in the preceding sentence.


                                   SECTION 6

                                   MANAGEMENT

         6.1. Authority of General Partners. Except to the extent required by law or specific provisions of this Agreement, the management of the Partnership and all Partnership affairs shall be the exclusive responsibility of the General Partners. Subject to Sections 6.2 and 6.3 hereof, the act of a Majority in Interest of the General Partners shall be the act of the General Partners, and no General Partner may act on behalf of the Partnership without the approval of a Majority in Interest of the General Partners. Without limiting the generality of the foregoing, subject to Sections 6.2 and 6.3, a Majority in Interest of the General Partners is authorized on behalf of the Partnership, without the consent of any Partner, to:

                    (a) expend the capital and revenues of the Partnership in furtherance of the Partnership's business and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

                    (b)  invest and reinvest the Partnership's funds;

                    (c) enter into, amend or terminate agreements (including without limitation partnership agreements) and contracts with any Person or Persons, institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

                    (d) maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures and furnish the Partners with the reports referred to in Section 8;

                    (e) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership's properties, business, partners and employees, the General Partners, their stockholders and their respective directors, officers and employees;

                    (f) borrow for working capital and, in connection therewith, issue notes, debentures and other debt securities and mortgage, pledge, encumber or hypothecate the assets of the Partnership, to secure repayment of such borrowed sums;

                    (g) obtain replacement of any mortgage, encumbrance, pledge, hypothecation or other security device and prepay, in whole or in part, modify, consolidate or extend any such mortgage, encumbrance, pledge, hypothecation or other security device, subject to the limitations contained in this Agreement;

                    (h) sell, lease, trade, exchange or otherwise dispose of all or any portion of the property of the Partnership subject to the limitations contained in this Agreement;

                    (i) employ, at the expense of the Partnership, consultants, accountants, attorneys, brokers, engineers, escrow agents and others and terminate such employment;

                    (j) execute and deliver any and all instruments necessary or incidental to the conduct of the business of the Partnership;

                    (k) determine the amount, timing and character of distributions to Partners pursuant to Sections 4.1 and 4.3;

                    (l)  appoint or remove officers to the Partnership;

                    (m) act on behalf of the Partnership with respect to the obligations of the Partnership under any of the Definitive Agreements; and

                    (n) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or advisable with respect to the conduct of the business of the Partnership, and have and exercise all of the powers and rights conferred upon limited partnerships formed under the Delaware Act.

         By executing this Agreement each Partner, including the General Partners, shall be deemed to have consented to any exercise by a Majority in Interest of the General Partners of any of the foregoing powers.

         6.2. Super-Majority Approval. Subject to Section 6.1, the approval of a Super-Majority in Interest of the General Partners shall be required to:

                    (a) Transfer all or substantially all the assets of the Partnership or contract to do so;

                    (b) merge or consolidate the Partnership with any other Person;

                    (c) permit the entry by the Partnership into any additional lines of business other than those described in Section 1.3 or directly related thereto;

                    (d) admit any Person to the Partnership as a General or Limited Partner;

                    (e) subject to Section 6.8 cause the Partnership to borrow any amount on a recourse basis or any amount in excess of five million dollars ($5,000,000) on a non-recourse basis;

                    (f) subject to Section 6.3(c) enter into any transaction (excluding the Definitive Agreements and any amendment or modification to or waiver of the Procurement Contract, but including any amendment or modification to a Definitive Agreement other than the Procurement Contract) with an Affiliate of a General Partner;

                    (g) select or remove the independent certified public accountant for the Partnership pursuant to Section 8.4 or adopt, or modify in any material respect, any significant accounting policy or tax policy;

                    (h) make on behalf of the Partnership an assignment for the benefit of creditors, decide on behalf of the Partnership to subject the Partnership to any proceedings under any bankruptcy or insolvency law, decide to avail the Partnership of the benefit of any other legislation for the benefit of debtors, or take steps to wind up or terminate the Partnership existence;

                    (i) delegate any of the powers of the Partnership to a Person;

                    (j)  determine the value of the Partnership for purposes of
         Article X of the Master Agreement; and

                    (k) amend any provision of this Agreement, except that no such amendment may (i) decrease the Capital Account or increase the amount required to be contributed by a Partner without the consent of such Partner, or (ii) amend the provisions of, or adopt any provisions inconsistent with, Sections 6.2, 6.3 and 6.4.

         6.3. Enforcement of Definitive Agreements; Voting Interests in ORBCOMM Entities. Notwithstanding the provisions of Section 6.1 and 6.2,

                    (a) Any action of the Partnership with respect to the enforcement by it of its rights under any Definitive Agreement or other contract or agreement to which any General Partner or any Affiliate thereof is a party with respect to a breach, default or dispute by such General Partner or Affiliate, including without limitation the institution or prosecution of any arbitration or other proceedings, may be taken by General Partners having a majority of the Participation Percentages held by the General Partners other than such General Partner;

                    (b) So long as the Partnership holds voting rights in either of ORBCOMM USA or ORBCOMM International, each General Partner shall be entitled to exercise directly a fraction of such rights determined by dividing such General Partner's Participation Percentage by the total Participation Percentages held by all General Partners; and

                    (c) Subject to the terms of Section 6.3(a), in the event that a Majority in Interest of the General Partners, each acting in the best interests of the Partnership, shall be unable to agree on exercising or enforcing the rights of the Partnership under the Procurement Contract including, without limitation, the rights to exercise the options thereunder, to stop work, to request changes and to send notices to preserve or exercise any such rights, then the President of the Partnership shall decide on the appropriate action with respect to such rights, and the Partnership shall then act upon such decision.

         6.4. Meetings. Meetings of the General Partners may be called by any General Partner and shall be held at the principal offices of the Partnership or at such other location as shall be reasonably determined by the General Partners. Notwithstanding any provision of applicable law, not less than forty-eight (48) hours prior written notice of the time, place and purpose of each meeting of the General Partners shall be provided to each General Partner calling such meeting, provided that any General Partner may waive compliance with such notice requirement. Any meeting may be adjourned from time to time by the General Partners, and the meeting may be held as adjourned without further notice. Any one or more General Partners may participate in any meeting by means of conference telephone, video or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by General Partners in a meeting held by means of a conference telephone, video or similar communications equipment shall constitute presence in person at a meeting. Any action required or permitted to be taken with the approval of General Partners may be taken without a meeting upon the written consent of all General Partners, which written consent shall be filed with the records of the meetings of the General Partners.

         6.5. Representation at Meetings; Reimbursement. Each General Partner shall be represented at meetings of the General Partners by up to three authorized officers or other authorized agents, it being the expectation of the General Partners that each General Partner will select three representatives who will use reasonable efforts to attend each meeting of the General

Partners. At each meeting of the General Partners, one representative of each General Partner shall be entitled to vote such General Partner's Participation Percentage. Each General Partner shall be entitled to reimbursement of the reasonable out-of-pocket expenses incurred by it or its representatives in attending meetings of the General Partners. No amount so paid to any such member shall be deemed to be a distribution of Partnership assets for purposes of this Agreement or the Delaware Act. Except for the reimbursement of expenses as provided in this Section 6.5, no General Partner or representative thereof shall receive any compensation for its, his or her services as such.

         6.6. Designation of Officers. Officers of the Partnership shall be nominated by the President of the Partnership and elected by the General Partners and shall exercise such authority as they are granted by the General Partners. If an officer is an employee of a General Partner, the Partnership will promptly reimburse such General Partner the pro rata share of expenses, including compensation and overhead, attributable to such officer of the Partnership by reference to the share of his or her total time spent upon Partnership operations. Without limiting the foregoing, the General Partners shall, no later than promptly following the Restatement Date, appoint one or more officers to have such authority as the General Partners determine to be appropriate to act for the Partnership with respect to the Procurement Contract after the Restatement Date.

         6.7. Removal of Officers. Any officer of the Partnership may be removed at any time and for any reason by approval or written consent of the General Partners. Any officer removed pursuant to this Section shall remain entitled to exculpation and indemnification from the Partnership pursuant to
Section 7.3 with respect to any matter arising prior to his or her removal.

         6.8. Certain Borrowings. Teleglobe Mobile hereby consents to any borrowing by the Partnership on commercially reasonable terms (and, in connection with any such borrowing, to the grant of a security interest in all or any portion of the Partnership's assets) in furtherance of the business of the Partnership so long as (a) such borrowing is without recourse to Teleglobe Mobile, (b) the aggregate outstanding balance at any time of all such borrowings does not exceed five million dollars ($5,000,000), and (c) Teleglobe Mobile receives prior notice of the borrowings.

         6.9. The System Charge. The System Charge for any calendar quarter shall be equal to the sum of (a) Output Capacity Charge (as such term is defined in Section 4.l(a) of the System Charge Agreement) for such calendar month minus 1.15% of Total Aggregate Revenues and (b) the International Output Capacity Charge (as such term is defined in Section 6.1(a) of the International System Charge Agreement) for such calendar month minus 1.15% of Total Aggregate Revenues. For purposes of this Section 6.9, "Total Aggregate Revenues" shall mean the total aggregate revenues invoiced by both ORBCOMM USA and ORBCOMM International to their respective Subscribers, Resellers and Licensees in connection with the operation, marketing and use of the ORBCOMM System in such calendar quarter; provided that revenues invoiced by either ORBCOMM USA or ORBCOMM International in connection with the sale of network control centers, gateway earth stations and subscriber communicators shall be excluded from the calculation of total aggregate revenues; and provided further that, within five
(5) days of
the receipt by the Partnership from ORBCOMM USA and ORBCOMM International of the amount of total aggregate revenues invoiced by them during a calendar quarter, the Partnership shall notify each of ORBCOMM and Teleglobe Mobile of the amount of the Total Aggregate Revenues for such quarter. The amount determined pursuant to clause (a) above shall be ORBCOMM's allocated portion of the System Charge and the amount determined pursuant to clause (b) above shall be Teleglobe Mobile's allocated portion of the System Charge.

         6.10. [RESERVED].


                                   SECTION 7

                    AGREEMENTS AND AUTHORITY OF THE PARTNERS

         7.1.  Rights and Duties of Limited Partners.

                    (a) Except as otherwise specifically provided in this Agreement, the Limited Partners in their capacities as such shall not participate in the control, management, direction or operation of the business or affairs of the Partnership and shall have no power to act for or bind the Partnership.

                    (b) Pursuant to Delaware law (and provided that such Limited Partner does not, in addition to the exercise of its rights and powers as a Limited Partner, take part in the control of the business of the Partnership), no Limited Partner shall be liable for losses or debts of the Partnership in its capacity as a Limited Partner beyond the aggregate amount of its capital contributions, except that (i) when a Limited Partner has received a return of any part of its capital contribution without violation of this Agreement or the Delaware Act it shall be liable to the Partnership for one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the capital contribution was held by the Partnership, and (ii) if the Limited Partner has received the return of any part of its capital contribution in violation of this Agreement or the Delaware Act, it is liable to the Partnership for a period of six years thereafter for the amount of such contribution wrongfully returned to it; provided, however, that to the extent any Limited Partner repays to the Partnership pursuant to the foregoing provision a greater percentage of the distributions made to it than any or all other Limited Partners similarly liable to the Partnership, such Limited Partner shall have a right of contribution from each such other Limited Partner to the extent that such other Limited Partner has repaid pursuant to such provision a lesser percentage of the distributions made to it.

         7.2.  Restrictions on General Partners' Authority; Loss Sharing.

                    (a) No General Partner may, without the approval or written consent to the specific act by all of the Partners given in this Agreement or by other written instrument executed and delivered by the Partners subsequent to the date of this Agreement, do any of the following:

                             (i) any act in contravention of this Agreement or the Certificate;

                             (ii) any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; or

                             (iii) assign any rights in specific Partnership property, for other than a Partnership purpose.

                    (b) The General Partners shall share responsibility for all obligations and losses of the Partnership in excess of the Partners' aggregate capital contributions in proportion to their Participation Percentages.

         7.3. Exculpation. None of the General Partners, any of their respective officers, directors, partners, employees or agents, including any Person who formerly served in any of the foregoing capacities (each, an "Indemnified Party"), shall be liable, in damages or otherwise, to the Partnership or to any of the Limited Partners for any act or omission by such Indemnified Party pursuant to the authority granted by this Agreement except if such act or omission results from gross negligence, willful or wanton misconduct or bad faith of such Indemnified Party. The Partnership shall indemnify, defend and hold harmless each Indemnified Party from and against any and all claims or liabilities of any nature whatsoever, including reasonable attorneys' fees, arising out of or in connection with any action taken or omitted by any General Partner or the officers of the Partnership pursuant to the authority granted by this Agreement, except where attributable to the gross negligence, willful or wanton misconduct or bad faith of such Indemnified Party. An Indemnified Party shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of such Person pursuant to such advice shall in no event subject such Indemnified Party to liability to the Partnership or any Partner.

         7.4. Other Activities. Subject to the Proprietary Information and Non-Competition Agreement among Orbital, ORBCOMM, Teleglobe, Teleglobe Mobile, the Partnership, ORBCOMM USA, and ORBCOMM International, any Partner may engage in or possess an interest in other business venture of any nature or description, independently or with others, whether presently existing or hereafter created, including the development, operation and commercial exploitation of aerospace technology and communications systems, and neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom.

                                   SECTION 8

                                    ACCOUNTS

         8.1. Books. Each Partner shall have the right to inspect the Partnership's books and records (including a list of the names and addresses of Partners) at any reasonable time upon advance written request to the General Partners, which books and records shall be maintained by the Partnership.

         8.2. Partners' Accounts. Separate Capital Accounts shall be maintained for each Partner in accordance with the provisions of Section 5.

         8.3.  Certificates, Reports, Returns and Audits.

                    (a) The books of account shall be closed promptly after the end of each Partnership Year. Within twenty (20) days of the end of the Partnership Year, the General Partners shall provide each Person who was a Partner at any time during such Partnership Year an unaudited statement of profit and loss for such year. Within sixty
         (60) days of the end of the Partnership Year, a written report shall be made to each Person who was a Partner at any time during such Partnership Year that shall include a statement of profit and loss and a statement of cash flows for the year then ended, a balance sheet as of the close of the Partnership Year and a statement of such Partner's Capital Account, all of which shall be prepared in accordance with generally accepted accounting principles in the United States, and shall be audited by the Partnership's independent public accountants. The annual report shall also contain such additional statements with respect to the status of the Partnership's business, transactions by the Partnership with any of the Partners or any of their Affiliates and the distribution of Partnership funds as are considered necessary by the General Partners to advise all Partners properly about their investment in the Partnership. With the sole exception of the mathematical errors in computation, the annual report and the information contained therein shall be deemed conclusive and binding upon each Partner unless written objection shall be lodged with the General Partners within ninety (90) days after the giving of such reports to such Partner.

                    (b) Within twenty (20) days after the close of each month of the Partnership Year other than the final month of the Year, commencing with the month of July, 1993, a written report shall be made to each Person who was a Partner during the month then ended that shall include details with respect to the Partnership's business and unaudited financial statements and other relevant information regarding the Partnership and its activities during the month, including statements with respect to any transactions by the Partnership with any of the Partners or any of their respective Affiliates and the distribution of Partnership funds as are considered necessary by the General Partners to advise all Partners properly about their investment in the Partnership. All such monthly reports shall be prepared in accordance with generally accepted accounting principles in the United States, using ORBCOMM financial formats, which formats shall be previously approved by Teleglobe Mobile. The June, 1993 report shall be provided to such Partners on or before July 30, 1993.

                    (c) ORBCOMM shall be the Tax Matters Partner of the Partnership. The Tax Matters Partner shall prepare or cause to be prepared all United States, state, local and foreign tax returns of the Partnership for each year for which such returns are required to be filed. The Partnership shall reimburse the Tax Matters Partner for all expenses incurred by the Tax Matters Partner in carrying out its responsibilities as such under the terms of this Agreement, other than expenses that attributable to the gross negligence, willful or wanton conduct or bad faith of the Tax Matters Partner.

                    (d) Each General Partner shall be obligated to forward a copy of this Agreement as filed, or any amendments hereto, to all of the General Partners and only to such Limited Partners as expressly request a copy in writing.

         8.4. Auditors. For purposes of financial reporting and Federal income tax return preparation, the independent certified public accounting firm for the Partnership initially shall be KPMG Peat Marwick; provided, however, that so long as the Participation Percentage of Teleglobe Mobile is at least fifteen percent (15%), the audit and tax partners from such independent certified public accounting firm responsible for the Partnership shall be chosen by Teleglobe Mobile.

         8.5. Review Policies. The Partnership shall adhere to the following policies:

                    (a) The General Partners shall review, at the end of each quarter, the projected monthly cash requirements of the Partnership under the Definitive Agreements or otherwise for the next succeeding quarter. If in any month in the next succeeding quarter, the actual cash requirements of the Partnership for such month equal or exceed one hundred twenty per cent (120%) of the projected monthly cash requirements of the Partnership entity for such month previously reviewed, the General Partners shall meet to review and discuss any such excess cash requirements. In addition, at the end of any month during the next succeeding quarter, if the actual cash requirements of the Partnership are less than eighty per cent (80%) of the projected monthly cash requirements of the Partnership for such month, the General Partners shall meet to review any such variance; and

                    (b) The financial performance of the Partnership shall be reviewed at least quarterly by the General Partners.

                                   SECTION 9

                TRANSFERS OF PARTNERSHIP INTERESTS; WITHDRAWALS

         9.1. Transfer of Partnership Interests. No Partner shall be permitted, without the consent of each General Partner (which may be withheld in such General Partner's absolute discretion) (i) to substitute any other Person for itself as a General or Limited Partner, (ii) to Transfer all or any portion of its Partnership Interest, (iii) to assign its obligations as a General or Limited Partner or (iv) to withdraw from the Partnership.

         9.2. Prohibited Transfers Void. Any purported Transfer of all or any portion of a Partner's Partnership Interest that is not in compliance with
Section 9.1 is hereby declared to be null and void and of no force or effect whatsoever.

         9.3. Withdrawal of Partners. If any Partner withdraws or resigns from the Partnership in violation of this Agreement, the total amount that such Partner may then or thereafter be required to contribute to the Partnership pursuant to this Agreement or the Master Agreement shall become immediately due and payable and such Partner shall not be entitled to any further distributions from the Partnership.


                                   SECTION 10

                                  DISSOLUTION

         10.1. Events of Dissolution. The Partnership shall continue until 11:59 p.m. on December 31, 2013, unless sooner dissolved upon the earliest to occur of the following events:

                    (a) removal, withdrawal, resignation, liquidation or Bankruptcy (or death, in the case of an individual) (an "Event of Withdrawal") of the last remaining General Partner unless a new General Partner is appointed within ninety (90) days with the unanimous consent of the remaining Partners; or

                    (b) at any time, with the written consent of all the General Partners.

         10.2. Final Accounting. Upon the dissolution of the Partnership, the Partnership shall prepare an accounting of such dissolution, which accounting shall be audited by the Partnership's independent public accountants from the date of the last previous accounting to the date of dissolution.

         10.3. Liquidation. Upon the dissolution of the Partnership, the General Partners, or, in the case of an Event of Withdrawal of the last remaining General Partner, one of the Limited Partners elected by a majority vote of the Limited Partners, shall act as liquidate to wind up the Partnership. The liquidate shall have full power and authority to sell, assign and encumber any or all of the Partnership's assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following order of priority: (a) to the payment of the debts and liabilities of the Partnership and expenses of liquidation; (b) to the setting up of such reserves as the liquidate may reasonably deem necessary for any contingent liability of the Partnership; and (c) the balance to the Partners in the proportions of their positive Capital Account balances, if any (determined after taking into account all allocations of Net Income and Net Loss pursuant to Section 5 for the year of liquidation).

         10.4. Distribution in Kind. If the liquidate shall determine that a portion of the Partnership's assets should be distributed in kind to the Partners, the liquidate shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation.

         10.5. Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided in Section 10.3 and 10.4, the Partnership shall be terminated and the Person acting as liquidate shall cause the cancellation of the Certificate and shall take such other actions as may be appropriate to terminate the Partnership.


                                   SECTION 11

                                    NOTICES

         11.1. Method of Notices. All notices, requests and other communications to any party hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent either by telecopier or delivered in person by reputable overnight courier addressed as follows: if to ORBCOMM, to Orbital Communication Corporations, 21700 Atlantic Boulevard, Dulles, Virginia 20166, Attention: President; if to Teleglobe Mobile, to it, c/o Teleglobe Inc., 1000, rue de La Gauchetiere ouest, Montreal, Quebec, Canada H3B 4X5, Attention: Executive Vice President, Corporate Development and Corporate Secretary (except that any Partner may from time to time give notice changing its address for this purpose). Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate answerback is received, (b) if given by reputable overnight courier, one (1) business day after being delivered to such courier, or (c) if given by any other means, when received at the address specified in this Section.

         11.2.  Routine Communications.  Notwithstanding the provisions of
Section 11.1, routine communications such as distribution checks or financial statements of the Partnership (but not the notice of any meeting required to be delivered pursuant to Section 6.4) may be sent by first-class mail, postage prepaid.

         11.3. Computation of Time. Except as may be otherwise provided under the Delaware Act, in computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.


                                   SECTION 12

                               GENERAL PROVISIONS

         12.1. Entire Agreement. This Agreement, together with each of the Definitive Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among the parties with respect to the subject matter hereof.

         12.2. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties.

         12.3. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

         12.4. Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         12.5. Counterparts. This Agreement may be executed in any number of counterparts of the signature pages, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

         12.6. Separability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.7. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         12.8. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The masculine gender shall include the feminine and neuter genders, and the neuter gender shall include the masculine and feminine genders.

         12.9. Waiver of Partition and Dissolution. Each Partner hereby irrevocably waives, during the term of the Partnership, any right that it may have to maintain any actions (a) for partition with respect to any Partnership property, and (b) for dissolution of the Partnership except upon any of the events described in Section 10.

         12.10. Coordination with Master Agreement. The provisions of this Agreement shall be subject to the provisions of the Master Agreement. If there is a conflict between this Agreement and the Master Agreement, the provisions of the Master Agreement shall control.

         12.11. Dispute Resolution. Any controversy or claim that may arise under, out of, in connection with or relating to this Agreement shall be resolved in accordance with Section 13.4 of the Master Agreement.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written..

                       ORBITAL COMMUNICATIONS CORPORATION



                       By:  /s/ ALAN L. PARKER
                          ----------------------------
                       Name:    Alan L. Parker
                       Title:   President


                       TELEGLOBE MOBILE PARTNERS

                       By:  Teleglobe Mobile Partners,
                            General Partner

                       By:  Teleglobe Mobile Investment Inc.,
                            its Managing Partner


                       By:  /s/ GUTHRIE J. STEWART
                          -------------------------------------
                            Name: Guthrie J. Stewart
                            Title: Chairman of the Board and
                                        Chief Executive Officer